EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-124154 on Form S-4 of our report dated March 23, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”) relating to the financial statements of Stanadyne Holdings, Inc. and subsidiaries and Stanadyne Corporation and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Hartford, Connecticut April 28, 2005